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MATTHEWS STUDIO EQUIPMENT GROUP

EXHIBIT (11.5) $100,000 SENIOR SUBORDINATED NOTE


THE SECURITY REPRESENTED BY THIS INSTRUMENT WAS ORIGINALLY ISSUED ON JULY 27, 1995 AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR FILED WITH OR QUALIFIED BY THE STATE SECURITIES REGULATORY AUTHORITY OF CALIFORNIA, OR ANY OTHER STATE. THE TRANSFER OF SUCH SECURITY IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE PURCHASE AGREEMENT, DATED AS OF JULY 27, 1995, AS AMENDED FROM TIME TO TIME, BETWEEN THE ISSUER HEREOF AND ING EQUITY PARTNERS, L.P. 1, AND THE ISSUER HEREOF RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITY UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER. UPON WRITTEN REQUEST, A COPY OF SUCH CONDITIONS WILL BE FURNISHED BY THE ISSUER HEREOF TO THE HOLDER HEREOF WITHOUT CHARGE.

                        MATTHEWS STUDIO EQUIPMENT GROUP
                            Senior Subordinated Note
                               due July 27, 2005
No. R-003                                                    New York, New York
$100,000                                                     July 27, 1995


     MATTHEWS STUDIO EQUIPMENT GROUP, a California corporation (the "Company"),
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for value received, hereby promises to pay to the order of ING Equity Partners,
L.P. I ("ING"), or registered assigns, on July 27, 2005, the principal amount of
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$100,000, with interest (computed on the basis of the number of days elapsed in a year of 360 days) on the unpaid balance of such principal amount at the rate of (i) 10.0% per annum for the period from the date hereof to the third anniversary of the date hereof; provided, however, that if all of the
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Indebtedness with respect to the Five Year Notes (as defined in the Purchase
Agreement, dated as of July 27, 1995, between the Company and ING, as amended by Amendment No. 1 to the Purchase Agreement, dated as of April 5, 1996, between the Company and ING (as amended, the "Purchase Agreement")) has been paid and
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performed in full prior to the third anniversary of the date hereof, the interest rate shall remain 10.0% per annum until July 27, 2005, (ii) if the Indebtedness with respect to the Five Year Notes has not been paid and performed prior to the third anniversary of the date hereof, 12.5% per annum from the day following the third anniversary of the date hereof to the fourth anniversary of the date hereof; provided, however, that if the Indebtedness with respect to the
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Five Year Notes has been paid in full between the third anniversary and the fourth anniversary of the date hereof, the interest rate shall remain 12.5% per annum until July 27, 2005, and (iii) if the Indebtedness with respect to the Five Year
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Notes has not been paid and performed in full prior to the fourth anniversary of the date hereof, 15.0% per annum from the day following the fourth anniversary of the date hereof to July 27, 2005, payable quarterly on each October 27, January 27, April 27 and July 27 (each, an "Interest Payment Date") after the
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date hereof, commencing October 27, 1995, until such unpaid principal shall become due and payable (whether at maturity or at a date fixed for prepayment or by declaration or otherwise), and with interest on any overdue principal and premium, if any, and (to the extent permitted by applicable law) on any overdue interest at a per annum rate equal to the sum of the interest rate then in effect plus 2.0%, payable quarterly as aforesaid or, at the option of the registered holder hereof, on demand. If pursuant to the terms of Section 4.12 of the Purchase Agreement, one or more holders of the Five Year Notes have elected to extend the due date of a portion of the Indebtedness under one or more Five Year Notes, then for purposes of determining the applicable interest rate on this Note, the Indebtedness under the Five Year Notes which is subject to such extension shall be deemed to have been paid in full.

     Payments of principal and interest on this Note shall be made in lawful money of the United States of America at the principal office of ING Equity Partners, L.P. I, at 135 East 57th Street, New York, New York or at such other office or agency in New York, New York as the registered holder of this Note shall have designated by written notice to the Company as provided in the Purchase Agreement referred to below. The Company may treat the person in whose name this Note is registered on the register kept by the Company as provided in such Purchase Agreement as the owner of this Note for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.

     This Note is one of the Company's Senior Subordinated Notes (the "Notes"),
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originally issued in the aggregate principal amount of $5,000,000 pursuant to the Purchase Agreement. The registered holder of this Note is entitled to the benefits of the Purchase Agreement and may enforce the agreements of the Company contained therein and exercise the remedies provided for thereby or otherwise available in respect thereof.

     This Note is issued in partial substitution and exchange for, and not in satisfaction or payment of, the Senior Subordinated Note, dated July 27, 1995, payable to the order of ING in the original principal amount of $5,000,000 and issued under the Purchase Agreement (the "Old Note"), and the Indebtedness
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evidenced by such Old Note (as now evidenced by this Note and the Five Year Note
(as defined in the Purchase Agreement) shall be a continuing Indebtedness, and nothing herein contained shall be construed to deem such Old Note paid.

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     The Notes are subject to optional prepayment, in whole or in part, and are entitled to mandatory prepayments and redemption, all as specified in the Purchase Agreement. This Note is subject to the subordination provisions set forth in Article VIII of the Purchase Agreement.

     This Note is a registered Note and, as provided in the Purchase Agreement, is transferable only upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or his attorney duly authorized in writing.

     In case an Event of Default, as defined in the Purchase Agreement, shall occur and be continuing, the unpaid balance of the principal of this Note may be declared and become due and payable in the manner and with the effect provided in the Purchase Agreement.

     This Note is made and delivered in New York, New York and shall be governed by the internal laws of the State of New York.

                                       MATTHEWS STUDIO EQUIPMENT GROUP



                                       By:  /s/ Carlos D. De Mattos
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                                            Carlos D. De Mattos
                                            Chairman of the Board

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